UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2010

NEENAH PAPER, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005

(Address of principal executive offices, including zip code)

(678) 566-6500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01  Entry into a Material Definitive Agreement

Neenah Paper, Inc. (the “Company”) today announced that on February 26, 2010, it and one of its subsidiaries, Neenah Paper Company of Canada, entered into a definitive agreement with Northern Pulp Nova Scotia Corporation, through an affiliate Northern Timber Nova Scotia Corporation (“Northern”), to sell to Northern approximately 475,000 acres of timberlands in Nova Scotia for CDN $82.5 million, subject to normal closing conditions.  The parties to the sale agreement have made customary representations, warranties and covenants, including a covenant to take all actions reasonably necessary to consummate the transaction.  The Company is providing standard indemnification to Northern for certain matters, including breach of any representation, warranty or covenant made by the Company.  The Company’s indemnification obligations for most representations end approximately 24 months after closing.

The transaction, which is expected to occur on or before March 31, 2010, is not expected to generate a cash tax liability as a result of a tax basis for the timberlands which approximates the sale price. The sale will generate a pre-tax book gain of approximately $75 million which would be recognized at the time of close. In addition, as a result of the company’s exit from all Canadian operations, a net gain of $88 million will be recognized for the reclassification from accumulated other comprehensive income in deferred foreign currency translation gains.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release dated March 1, 2010.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: March 1, 2010	/s/ STEVEN S. HEINRICHS
Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

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